Exhibit (a)(5)(B)

From the Desk of the President

Date:               Feb. 12, 2018

To:                  GDIT employees

Subject:          General Dynamics to acquire CSRA

This morning, General Dynamics announced that it has entered into an agreement to acquire CSRA. Once the transaction is complete, CSRA will be combined with GDIT.

CSRA is an excellent fit with GDIT. Together, we will have greater scale to go after the largest new programs and, with our combined skills we will develop the best in next-generation technologies to reduce customer costs and increase their mission capability. Moreover, our larger company provides employees with greater opportunities to grow their careers as we add to our technological capabilities and program portfolio.

This is an exciting time for our company! General Dynamics is making a significant investment in GDIT and we look forward to all that CSRA will bring. With 19,000 employees, CSRA serves customers across the defense, intelligence and federal civilian government markets. The company’s offerings complement and enhance GDIT’s strengths in our core lines of business, including IT solutions, cybersecurity and professional services.

Much like GDIT, CSRA is an organization with a strong reputation for serving customer mission requirements and earning trust through consistently delivering on their promises. We also share similar core values, including a culture deeply rooted in highly ethical behavior.

General Dynamics expects to complete the acquisition in the first half of 2018. In the meantime, I ask each of you to remain focused on continuing to serve our customers. During this interim period, we are required to operate as separate companies.

When the acquisition is final, and integration efforts can begin, you will hear more about the important roles everyone has to play to ensure our companies come together seamlessly.

I know that working together, we will accomplish great things.

/s/ Amy Gilliland

Amy Gilliland, President, GDIT

Notice to Investors

In connection with the acquisition referenced in this announcement, Red Hawk Enterprises Corp., a wholly-owned subsidiary of General Dynamics Corporation (“Merger Sub”), will commence a tender offer, but the tender offer has not yet commenced. This announcement is for information purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of CSRA stock. At the time the tender offer is commenced, Merger Sub will file a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and CSRA will file a solicitation/recommendation statement with respect to the tender offer. Investors and stockholders of CSRA are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they may be amended from time to time, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits) and the solicitation/recommendation statement will be available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents that Merger Sub files with the SEC will be made available to all stockholders of CSRA free of charge at www.generaldynamics.com. The solicitation/recommendation statement and the other documents filed by CSRA with the SEC will be made available to all stockholders of CSRA free of charge at www.CSRA.com.

Forward-Looking Statements

Certain statements made in this announcement, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the combined company’s business, performance and opportunities, including the ability to deliver more innovative, leading-edge solutions; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of CSRA’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for CSRA will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (viii) other factors as set forth from time to time in General Dynamics and CSRA’s filings with the SEC, including their respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by General Dynamics, Merger Sub and CSRA. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

All forward-looking statements speak only as of the date they were made. General Dynamics, CSRA and Merger Sub do not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this announcement.

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